Pricing Supplement No.  M014     Dated     2/18/2003            Rule 424(b)(2)
                                                            File No. 333-55650
(To Prospectus dated March 1, 2001)

SALOMON SMITH BARNEY HOLDINGS INC.
Notes, Series M (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:                     $ 35,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:   $ 35,000,000.00

Commission:                                      $ 0.00

Salomon Smith Barney Inc.'s capacity on original issuance:     | | as agent
                                                             |X| as principal
If as principal
         | | The Notes are being offered at varying prices related
             to prevailing market conditions but not to exceed 100.00%.
      |x| The Notes are being offered at a fixed initial public offering price of 100.00% of Principal Amount.

Form of Note: |x| Global  | | Definitive
Original Issue Date:     2/18/2003
Stated Maturity:     2/18/2021
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus)
Interest Payment Dates: The 18th of every February and August.
First Interest Payment Date: August 18, 2003.
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes):  step-up schedule below
         February 18, 2003 - February 18, 2007  4.00%
         February 18, 2007 - February 18, 2013  6.00%
         February 18, 2013 - February 18, 2021  8.00%

Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
            | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
            | | Treasury Rate Constant Maturity    | | Prime Rate
            | | J.J. Kenny Rate                        | | Euribor
            | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                                  | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                             | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     |X| Yes (See above step-up schedule)  | | No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates: Optional redemption at issuer's discretion beginning on February 18, 2007 and on any interest payment date thereafter, up to the maturity date.

   Redemption Prices: At par, plus accrued and unpaid interest.
   Redemption: |X| In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Survivor's Option:        | |  Yes       |X|  No

Discount Note:   | |  Yes   |x|  No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

Cusip:  79548GBB2